Exhibit  99.1

       RED GIANT ENTERTAINMENT TO INITIATE CORPORATE STOCK BUYBACK PROGRAM
                   Company to Begin Buying Shares Immediately

ORLANDO, FL., June 25, 2013 -- Red Giant Entertainment Inc. (OTCQB: REDG), an innovative intellectual property company specializing in high-quality characters and content for use in a variety of media and entertainment, is pleased to announce that it will commence with a corporate buyback of its shares on the open market immediately. The buyback program will be executed by a designated stockbroker and executed within all rules and guidelines.

"Our management team and Board of Directors collectively believe that it is now time for our company to begin to repurchase shares of Red Giant on the open market," stated Benny Powell, CEO, Red Giant Entertainment Inc. "We firmly believe in our future and business model and as such, are intent on using available corporate funds to repurchase our shares and increase our investment in Red Giant Entertainment."

The repurchase plan will commence immediately and is expected to be active between six and 12 months.

Further information about Red Giant Entertainment is available on our website at http://redgiantentertainment.com and on www.facebook.com/RedGiantEntertainment.

ABOUT RED GIANT ENTERTAINMENT INC.

Red Giant Entertainment Inc. (OTCQB: REDG) is a Nevada corporation that specializes in intellectual property (IP) development for multiple media platforms and transmedia propagation. The cornerstone of this development is based around the more than three dozen online and print graphic novel properties in various stages of production as well as the cast of thousands of characters from those series. These properties have a readership that numbers in the millions globally. Some of these properties are actively in development into other media such as movies, video games, television, novels, toys, apparel, applications, etc. through either direct production or licensing agreements.

FORWARD LOOKING STATEMENTS

This press release may contain "forward-looking statements." Any statements that are not statements of historical fact (including but not limited to statements containing the words "believes," "plans," "anticipates," "expects," "look forward," "estimates" and similar expressions should be considered to be forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, to include acquisition, production, marketing, distribution, competition with related patent, trademark and license issues involving contractual obligations and concessions. The Company does not assume any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as required by applicable law. The Company files annual, quarterly and current reports, proxy and information statements and other information with the Securities and

Exchange Commission. This press release should be read in conjunction with all of the reports that the Company has previously filed with the Securities and Exchange Commission for financial and other information about it. The references to the websites http://redgiantentertainment.com and www.facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

Company Contact:
Red Giant Entertainment Inc.
877-904-7334

Investor Relations Contact:

Kurt Divich
Integrity Media Inc.

kurt@integrityir.com
www.IntegrityIR.com
(702) 396-1000